Exhibit 99.1

REPORT OF INSPECTOR OF ELECTION

I, John J. Boryczki, Client Relationship Executive of Mellon Investor Services, Transfer Agent and Registrar of ADVO, Inc., and Stephen L. Palmer, Corporate Secretary, having been duly appointed as Inspector of Election for the Special Meeting of Stockholders of ADVO, Inc. held on Wednesday, September 13, 2006 at the Company’s Headquarters at One Targeting Centre, Windsor, CT report as follows:

There were present, in person or by proxy, 26,588,078 shares of common stock representing 83.65% at the Special Meeting.

The following votes of common stock were cast as follows:

PROPOSAL #1

Proposal to adopt the Agreement and Plan of Merger, dated as of July 5, 2006, by and among Valassis Communications, Inc., Michigan Acquisition Corporation and ADVO, Inc., as it may be amended from time to time (the “Agreement and Plan of Merger”).

FOR:	26,400,813	83.06%
AGAINST:	176,987	0.56%
ABSTAIN:	10,278	0.03%

PROPOSAL #2

Proposal to approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Agreement and Plan of Merger.

FOR:	23,451,013	73.78%
AGAINST:	3,088,544	9.72%
ABSTAIN:	48,521	0.15%

No other matters were submitted for a vote at the meeting.

Inspector of Election	Inspector of Election

/s/ JOHN J. BORYCZKI	/s/ STEPHEN L. PALMER
John J. Boryczki	Stephen L. Palmer
Client Relationship Executive	Corporate Secretary
MELLON INVESTOR SERVICES LLC	ADVO, INC.